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                                 EXHIBIT 3(i).1
                                 --------------

                         BAY APARTMENT COMMUNITIES, INC.

             ARTICLES SUPPLEMENTARY (SERIES B CONVERTIBLE PREFERRED)

     Bay Apartment Communities, Inc., a Maryland corporation (the
"Corporation"), having its principal office in San Jose, California, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article 7.2 of the Charter of the Corporation, the Board of Directors has duly divided and classified 405,022 shares of the Preferred Stock of the Corporation into a series designated Series B Preferred Stock and has provided for the issuance of such series.

     SECOND: Subject in all cases to the provisions of Article Tenth of the Charter of the Corporation with respect to Excess Common Stock, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Series B Preferred Stock of the Corporation:

(1)  DESIGNATION AND AMOUNT.

     The designation of the Preferred Stock described in Article First hereof shall be "Series B Convertible Preferred Stock (par value $.01 per share)" (hereinafter, the "Series B Preferred"). The number of shares of the Series B Preferred Stock to be authorized shall be 405,022. The Series B Preferred Stock shall rank senior to the Corporation's Common Stock and on a pari passu basis with the Corporation's Series A Preferred Stock with respect to the payment of dividends. The Series B Preferred Stock shall have identical preferences, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption, conversion and other rights as the Series A Preferred Stock.

(2)  DIVIDEND RIGHTS.

     (a) The holders of record of outstanding shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cash dividends which are (1) cumulative (2) preferential to the dividends paid on the Corporation's Common Stock and pari passu with the dividends paid on the Corporation's Series A Preferred Stock and (3) payable at an annual rate equal to the Series B Dividend Amount (as defined below) and no more, on the fifteenth day of each February, May, August and November following the date of original issuance of the Series B Preferred

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Stock (the "Original Issue Date"). Each calendar quarter immediately preceding the fifteenth day of February, May, August and November (or if the Original Issue Date is not on the first day of a calendar quarter, the period beginning on the date of issuance and ending on the last day of the calendar quarter of issuance) is referred to hereinafter as a "Dividend Period." The initial per share Series B Dividend Amount per annum shall be equal to $1.648. The amount of dividends payable for each full Dividend Period for each share of the Series B Preferred Stock shall be computed by dividing the per share Series B Dividend Amount by four. The amount of dividends on the Series B Preferred Stock payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, shall be computed ratably on the basis of the actual number of days in such Dividend Period. In the event of any change in the quarterly cash dividend per share declared on the Common Stock after the date of these Articles Supplementary, the quarterly cash dividend per share on the Series B Preferred Stock shall be adjusted for the same Dividend Period by an amount computed by multiplying the amount of the change in the Common Stock dividend times the Conversion Ratio (as defined in Section 4.1).

     (b) In the event the Corporation shall declare a distribution payable in
(i) securities of other persons, (ii) evidences of indebtedness issued by the Corporation or other persons, (iii) assets (excluding cash dividends) or (iv) options or rights to purchase capital stock or evidences of indebtedness in the Corporation or other persons, then, in each such case for the purpose of this
Section 2(b), the holders of the Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series B Preferred Stock are or would be convertible (assuming such shares of Series B Preferred Stock were then convertible).

     (c) The Corporation shall not (i) declare or pay or set apart for payment any dividends or distributions on any stock ranking as to dividends junior to the Series B Preferred Stock (other than dividends paid in shares of such junior stock) or (ii) make any purchase or redemption of, or any sinking fund payment for the purchase or redemption of, any stock ranking as to dividends junior to the Series B Preferred Stock (other than a purchase or redemption made by issue or delivery of such junior stock) unless all dividends payable on all outstanding shares of Series B Preferred Stock for all past Dividend Periods shall have been paid in full or declared and a sufficient sum set apart for payment thereof, provided, however, that any moneys theretofore deposited in any sinking fund with respect to any preferred stock of the Corporation in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund.

     (d) All dividends declared on shares of Series B Preferred Stock and any other class of preferred stock or series thereof ranking on a parity as to dividends with the Series B Preferred Stock and the Series A Preferred Stock shall be declared pro rata, so that the amounts of dividends declared per share on the Series B Preferred Stock and Series A


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Preferred Stock for the Dividend Period of the Series B Preferred Stock and
Series A Preferred Stock ending either on the same day or within the dividend period of such other stock, shall, in all cases, bear to each other the same ratio that accrued dividends per share on the shares of Series B Preferred Stock, Series A Preferred Stock and such other stock bear to each other.

(3)  LIQUIDATION RIGHTS.

     (a) Subject to any prior rights of any class or series of stock, in the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive, on a pari passu basis with the holders of the Corporation's Series A Preferred Stock and prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock by reason of their ownership of such stock, an amount equal to all accrued but unpaid dividends for each share of Series B Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid amounts to which they are entitled, then, subject to any prior rights of any classes or series of stock, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably to the holders of the Series A Preferred Stock and Series B Preferred Stock, and any other shares of Stock on a parity for liquidation purposes in proportion to the aggregate amounts owed to each such holder.

     (b) Subject to any prior rights of any other class or series of stock, after the payment or setting apart of payment to the holders of Series B Preferred Stock of the full preferential amounts to which they shall be entitled pursuant to Section 3(a) above, the holders of record of the Series B Preferred Stock shall be treated pari passu with the holders of record of Series A Preferred Stock and Common Stock, with each holder of record of Series B Preferred Stock being entitled to receive, in addition to the amounts payable pursuant to Section 3(a) above, that amount which such holder would be entitled to receive if such holder had converted all its Series B Preferred Stock into Common Stock immediately prior to the liquidating distribution in question.

(4)  CONVERSION.

     4.1  RIGHT TO CONVERT.

          Beginning on October 2, 1998, the holders of shares of Series B Preferred Stock shall have the right, at their option, to convert each such share, at any time and from time to time, into one (the "Conversion Ratio," which shall be subject to adjustment as hereinafter provided) fully paid and nonassessable share of Common Stock; provided, however, that no holder of Series B Preferred Stock shall be entitled to convert shares of such Series B Preferred Stock into Common Stock pursuant to the foregoing provision, if, immediately after

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     such conversion, such person would be the Beneficial Owner of more than
     4.9% of the Corporation's outstanding Common Stock (the "4.9% Limitation"). Beneficial Owner shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934 (or any successor provision thereto). Notwithstanding the foregoing, such conversion right may be exercised at any time after the Original Issue Date and irrespective of the 4.9% Limitation (and no such limit shall apply) if any of the following circumstances occurs:

               (i) For any two consecutive fiscal quarters, the aggregate amount outstanding as of the end of the quarter under (1) all mortgage indebtedness of the Corporation and its consolidated entities and (2) unsecured indebtedness of the Corporation and its consolidated entities exceeds sixty-five percent (65%) of the amount arrived at by
          (A) taking the Corporation's consolidated gross revenues less property-related expenses, including real estate taxes, insurance, maintenance and utilities, but excluding depreciation, amortization, interest and corporate general and administrative expenses, for the quarter in question and the immediately preceding quarter, (B) multiplying the amount in clause A by two (2), and (C) dividing the resulting product in clause B by nine percent (9%) (all as such items of indebtedness, revenues and expenses are reported in consolidated financial statements contained in the Corporation's Forms 10-K and Forms 10-Q as filed with the Securities and Exchange Commission); or

               (ii) Gilbert M. Meyer has ceased to be an executive officer of the Corporation, unless the holders of a majority of the shares of the Series B Preferred Stock then outstanding have voted on and approved a replacement for Mr. Meyer and the replacement remains an executive officer of the Corporation; or

               (iii) If (A) the Corporation shall be party to, or shall have entered into an agreement for, any transaction (including, without limitation, a merger, consolidation, statutory share exchange or sale of all or substantially all of its assets (each of the foregoing a "Transaction")), in each case as a result of which shares of Common Stock shall have been or will be converted into the right to receive stock, securities or other property (including cash or any combination thereof) or which has resulted or will result in the holders of Common Stock immediately prior to the Transaction owning less than 50% of the Common Stock after the Transaction, or (B) a "change of control" as defined in the next sentence occurs with respect to the Corporation. A change of control shall mean the acquisition (including by virtue of a merger, share exchange or other business combination) by one stockholder or a group of stockholders acting in concert of the power to elect a majority of the Corporation's board of directors. The Corporation shall notify the holders of Series B Preferred Stock promptly if any of the events listed in this Section 4.1(iii) shall occur.

          Calculations set forth in Section 4.1(i) shall be made without regard to unconsolidated indebtedness incurred as a joint venture partner, and the effect of any unconsolidated joint venture, including any income from such unconsolidated joint venture, shall be excluded for


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     purposes of the calculation set forth in Section 4.1(i).

          4.2  MANDATORY CONVERSION.

          On October 2, 2005 (the "Mandatory Conversion Date"), each issued and outstanding share of Series B Preferred Stock which has not been converted to Common Stock shall mandatorily convert to that number of fully paid and nonassessable shares of Common Stock equal to the Conversion Ratio, as adjusted, regardless of the 4.9% Limitation. From and after the Mandatory Conversion Date, certificates representing shares of Series B Preferred Stock shall be deemed to represent the shares of Common Stock into which they have been converted. Following the Mandatory Conversion Date, the holder of certificates for Series B Preferred Stock may surrender those certificates at the office of any transfer agent for the Common Stock, or if there is no such transfer agent, at the principal offices of the Corporation, or at such other office as may be designated by the Corporation, accompanied by instructions from the holder as to the name(s) and address(es) in which such holder wishes the certificate(s) for the shares of Common Stock issuable upon such conversion to be issued. Promptly following surrender of certificates for Series B Preferred Stock after the Mandatory Conversion Date, the Corporation shall issue and deliver at such office a certificate or certificates for the number of whole shares of Common Stock issuable upon mandatory conversion of the Series B Preferred Stock to the person(s) entitled to receive the same. For purposes of Sections 4.4 and 4.5 below, the Mandatory Conversion Date shall constitute the Conversion Date.

          4.3  PROCEDURE FOR CONVERSION.

          In order to exercise its right to convert shares of Series B Preferred Stock into Common Stock, the holder of shares of Series B Preferred Stock shall surrender the certificate(s) therefor, duly endorsed if the Corporation shall so require, or accompanied by appropriate instruments of transfer satisfactory to the Corporation, at the office of any transfer agent for the Series B Preferred Stock or if there is no such transfer agent, at the principal offices of the Corporation, or at such other office as may be designated by the Corporation, together with written notice that such holder elects to convert such shares. Such notice shall also state the name(s) and address(es) in which such holder wishes the certificate(s) for the shares of Common Stock issuable upon conversion to be issued. As soon as practicable after a conversion, the Corporation shall issue and deliver at said office a certificate or certificates for the number of whole shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock duly surrendered for conversion, to the person(s) entitled to receive the same. Shares of Series B Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the date on which the certificates therefor and notice of intention to convert the same are duly received by the Corporation in accordance with the foregoing provisions, and the person(s) entitled to receive the Common Stock issuable upon such conversion shall be deemed for all purposes as record holder(s) of such Common Stock as of the close of business on such date (hereinafter, the "Conversion Date").


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          4.4  NO FRACTIONAL SHARES.

          No fractional shares shall be issued upon conversion of the Series B Preferred Stock into Common Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. As to any final fraction of a share which the holder of one or more shares of Series B Preferred Stock would be entitled to receive upon exercise of his conversion right, the Corporation shall pay a cash adjustment in an amount equal to the same fraction of the last sale price (or bid price if there were no sales) per share of Common Stock on the New York Stock Exchange on the business day which next precedes the Conversion Date or, if such Common Stock is not then listed on the New York Stock Exchange, of the market price per share (as determined in a manner prescribed by the Board of Directors of the Corporation) at the close of business on the business day which next precedes the Conversion Date.

          4.5  PAYMENT OF ADJUSTED ACCRUED DIVIDENDS UPON CONVERSION.

          On the next dividend payment date (or such later date as is permitted in this Section 4.5) following any Conversion Date hereunder, the Corporation shall pay in cash Adjusted Accrued Dividends (as defined below) on shares of Series B Preferred Stock so converted. The holder shall be entitled to receive accrued and unpaid dividends, if any, accrued to and including the Conversion Date on the shares of Series B Preferred Stock converted (assuming that such dividends accrue ratably each day that such shares are outstanding based on the Dividend Amount for such quarter), less an amount equal to the pre-conversion portion of the dividends paid on the shares of Common Stock issued upon such conversion (the "Conversion Stock"). (The record date for the Conversion Stock which occurs after the Conversion Date is hereinafter referred to as the "Subsequent Record Date.") The pre-conversion portion of such Conversion Stock dividend means that portion of such dividend as is attributable to the period that (i) begins on the day after the last Conversion Stock dividend record date occurring before such Subsequent Record Date and (ii) ends on such Conversion Date, assuming that such dividends accrue ratably during the period. The term "Adjusted Accrued Dividends" means the amount arrived at through the application of the foregoing formula. Adjusted Accrued Dividends shall not be less than zero. The formula for Adjusted Accrued Dividends shall be applied to effectuate the Corporation's intent that the holder converting shares of Series B Preferred Stock to Conversion Stock shall be entitled to receive dividends on such shares of Series B Preferred Stock up to and including the Conversion Date and shall be entitled to the dividends on the shares of Conversion Stock issued upon such conversion which are deemed to accrue beginning on the first day after the Conversion Date, but shall not be entitled to dividends attributable to the same period for both the shares of Series B Preferred Stock converted and the shares of Conversion Stock issued upon such conversion. The Corporation shall be entitled to withhold (to the extent consistent with the intent to avoid double dividends for overlapping portions of Series B Preferred Stock and the Conversion Stock dividend periods) the payment of Adjusted Accrued Dividends until the applicable Subsequent Record Date, even though such date occurs after the applicable dividend payment date with respect to the Series B Preferred Stock, in which event the Corporation shall mail to each holder who


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     converted Series B Preferred Stock a check for the Adjusted Accrued
     Dividends thereon within five (5) business days after such Subsequent Record Date. Adjusted Accrued Dividends shall be accompanied by an explanation of how such Adjusted Accrued Dividends have been calculated. Adjusted Accrued Dividends shall not bear interest.

          4.6  ADJUSTMENTS.

          (a) In the event the Corporation shall at any time (i) pay a dividend or make a distribution to holders of Common Stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a larger number of shares, or (iii) combine its outstanding shares of Common Stock into a smaller number of shares, the Conversion Ratio shall be adjusted on the effective date of the dividend, distribution, subdivision or combination by multiplying the Conversion Ratio by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such dividend, distribution, subdivision or combination and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such dividend, distribution, subdivision or combination.

          (b) Whenever the Conversion Ratio shall be adjusted as herein provided, the Corporation shall cause to be mailed by first class mail, postage prepaid, as soon as practicable to each holder of record of shares of Series B Preferred Stock a notice stating that the Conversion Ratio has been adjusted and setting forth the adjusted Conversion Ratio, together with an explanation of the calculation of the same.

          (c) If the Corporation shall be party to any Transaction in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), the holder of each share of Series B Preferred Stock shall have the right in connection with such Transaction to convert such share, pursuant to the optional conversion provisions hereof, into the number and kind of shares of stock or other securities and the amount and kind of property receivable upon such Transaction by a holder of the number of shares of Common Stock issuable upon conversion of such share of Series B Preferred Stock immediately prior to such Transaction. The Corporation shall not be party to any Transaction unless the terms of such Transaction are consistent with the provisions of this Section 4.6(c), and it shall not consent to or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series B Preferred Stock, thereby enabling the holders of the Series B Preferred Stock to receive the benefits of this Section 4.6(c) and the other provisions of these Articles Supplementary. Without limiting the generality of the foregoing, provision shall be made for adjustments in the Conversion Ratio which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 4.6(a). The provisions of this Section 4.6(c) shall similarly apply to successive Transactions.


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          (d) In the event that the Corporation shall propose to effect any
     Transaction which would result in an adjustment under Section 4.6(c), the Corporation shall cause to be mailed to the holders of record of Series B Preferred Stock at least 20 days prior to the record date for such Transaction a notice stating the date on which such Transaction is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such Transaction. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such Transaction.

          4.7  OTHER.

          (a) The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock the maximum number of shares of Common Stock issuable upon the conversion of all shares of Series B Preferred Stock then outstanding, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, in addition to such other remedies as shall be available to the holders of such Series B Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

          (b) The Corporation shall pay any taxes that may be payable in respect of the issuance of shares of Common Stock upon conversion of shares of Series B Preferred Stock, but the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer of shares of Series B Preferred Stock or any transfer involved in the issuance of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted are registered, and the Corporation shall not be required to transfer any such shares of Series B Preferred Stock or to issue or deliver any such shares of Common Stock unless and until the person(s) requesting such transfer or issuance shall have paid to the Corporation the amount of any such taxes, or shall have established to the satisfaction of the Corporation that such taxes have been paid.

          (c) The Corporation will not, by amendment of the Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out of all the provisions of these Articles Supplementary and in the taking of all such action as may be necessary or appropriate to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

          (d) Holders of Series B Preferred Stock shall be entitled to receive copies of all communications by the Corporation to its holders of Common Stock, concurrently with the


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     distribution to such shareholders.

(5)  VOTING RIGHTS.

     (a) Except as indicated in this Section 5, or except as otherwise from time to time required by applicable law, the holders of shares of Series B Preferred Stock will have no voting rights.

     (b) If six quarterly dividends (whether or not consecutive) payable on shares of Series B Preferred Stock or on any series of preferred stock which ranks pari passu with the Series B Preferred Stock as to dividends (the "Parity Stock") are in arrears, the number of directors then constituting the Board of Directors of the Corporation will be increased by two, and the holders of the shares of Series B Preferred Stock, voting together as a class with the holders of shares of any other series of Parity Stock entitled to such voting rights (any such other series, the "Voting Preferred Stock"), will have the right to elect two additional directors to serve on the Corporation's Board of Directors at any annual meeting of stockholders or a properly called special meeting of the holders of Series B Preferred Stock and such other Voting Preferred Stock until all such dividends have been declared and paid or set aside for payment. The term of office of all directors so elected will terminate with the termination of such voting rights.

     (c) The approval of two-thirds of the outstanding Series B Preferred Stock and all other series of Voting Preferred Stock similarly affected, voting as a single class, is required in order to amend the Corporation's Articles Supplementary or Charter to affect materially and adversely the rights, preferences or voting power of the holder of shares of Series B Preferred Stock or the Voting Preferred Stock. For purposes of the foregoing, the creation of a new class of stock having rights, preferences or privileges senior to, on a parity with or junior to the rights, preferences or privileges of the Series B Preferred Stock shall not be treated as a material adverse change in the rights, preferences or privileges of the Series B Preferred Stock, and the holders of Series B Preferred Stock shall not have any right to vote on the creation of such new class of stock.

     (d) Except as provided above and as required by law, the holders of Series B Preferred Stock are not entitled to vote on any merger or consolidation involving the Corporation, on any share exchange or on a sale of all or substantially all of the assets of the Corporation.


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(6)  REACQUIRED SHARES.

     Shares of Series B Preferred Stock converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

     IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on May 6, 1996.

WITNESS:                                   BAY APARTMENT COMMUNITIES, INC.

                                           By
-------------------------------------         ---------------------------------
                , Assistant Secretary         Gilbert M. Meyer, Chairman of the
                                              Board and President

     THE UNDERSIGNED, President of Bay Apartment Communities, Inc. who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                                                          (SEAL)
                                 ---------------------------------------
                                 Gilbert M. Meyer, Chairman of the Board
                                 and President